EXHIBIT 99.1

VitalStream Reports Record Fourth Quarter Revenue;
Expects Strong Growth in 2006

Irvine, CA, February 13, 2006 -- VitalStream Holdings, Inc. (OTCBB: VSTH), the world leader in audio and video streaming, today reported results for the fourth quarter and year ended December 31, 2005.

Revenues for the quarter ended December 31, 2005 were $4.7 million, an increase of approximately 56 percent over revenues of $3.0 million in the fourth quarter of 2004. Net loss for the fourth quarter of 2005 was ($2,295,000), or ($0.03) per share, versus a net loss of ($462,000), or ($0.01) per share, in the same period last year. Adjusted EBITDA for the quarter ended December 31, 2005 was ($1,335,000), compared to ($17,000) during the comparable period last year. (See "Use of Non-GAAP Financial Measures" below for definition of Adjusted EBITDA)

"VitalStream's strong growth in 2005 outpaced the industry, culminating in record revenues in the fourth quarter as traffic increased noticeably in mid-December when our upgraded content delivery network went on-line," stated Jack Waterman, chairman and chief executive officer of VitalStream. "While we experienced lower margins in the fourth quarter, we have taken the necessary steps that will result in a return to historical levels by the second quarter of 2006 with continued margin expansion through the remainder of the year. With our recent $14 million equity financing, newly strengthened Board and announced intent to move to Nasdaq through our planned reverse stock split, we enter 2006 as a significantly stronger company that is poised to capitalize on the skyrocketing demand for streaming media by content owners, advertisers and enterprises of all sizes."

Vitalstream's customer base includes many of the largest and fastest growing streamers of audio and video content including Disney and Intermix (Myspace.com). New customers added during the fourth quarter of 2005 include WalMart, Johnson & Johnson, Viacom's SpikeTV, ING, Time, Inc. and Deloitte Worldwide.

Revenues for the year ended December 31, 2005 were $15.9 million, an increase of approximately 59% from revenues of $10.0 million in fiscal year 2004. Net loss for fiscal year 2005 was ($4,018,000), or ($0.06) per share, compared to a net loss of ($1,546,000), or ($0.03) in fiscal 2004. Adjusted EBITDA for the year ended December 31, 2005 was ($1,531,000), compared to approximately $366,000 for the year ended December 31, 2004.

Financial Outlook

"Looking ahead, we believe that 2006 will be a year of unprecedented growth for online audio and video streaming. We expect that VitalStream will outperform industry growth rates in 2006 and will achieve positive Adjusted EBITDA from continuing operations in 2006 absent any potential merger or strategic investment opportunities and excluding the impact of stock option expensing. Specifically, our outlook calls for an increase in annual revenues to the range of $22 million to $24 million and Adjusted EBITDA of $2.75 million to $4 million." concluded Mr. Waterman.

VitalStream's GAAP results of operations for the first quarter ending March 31, 2006 will include the impact of expensing stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123(R) as required in the first quarter of 2006. The Company is currently in the process of quantifying the impact of the adoption.

Conference Call

Analysts and investors are invited to participate in VitalStream's conference call to receive more information on its financial results. The VitalStream fourth quarter and fiscal 2005 teleconference and webcast is scheduled to begin at 2:00 p.m. Pacific Time on Monday, February 13, 2006. To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. VitalStream will also offer a live webcast of the conference call, accessible from the "Investor Relations" section of the company's Web site (http://www.vitalstream.com/investor/).

Corporate Highlights

VitalStream recently:
●	Completed $14 million in equity financing leveraging strong support from both new and existing investors and significantly strengthening the company's balance sheet.

●	Announced its intention to enact a reverse split of VitalStream common stock and apply for listing on Nasdaq.

●	Announced the addition of Mel Harris, former president of both Paramount Pictures and Sony Pictures Entertainment, to the VitalStream board of directors.

●	Selected Radware's APSolute application delivery solution to ensure high availability and optimized performance of Streaming Service for Windows Media.

●	Partnered with On2 Technologies, Inc., the premier developer of Flash 8 video encoding tools, to bring the 2006 Sundance Online Film Festival to the Internet in high-quality, Flash 8 video.

●

Teamed up with Serious Magic, a leading developer of next-generation video software and communication tools, to launch the first combined PC video blogging software and streaming solution for consumers looking to add video to their blogs.

●

Added podcasting to its Content Delivery Service product line, empowering VitalStream customers to deliver audio and video podcasts for immediate playback on portable devices and desktop media players.

●

Launched VitalStream Professional Services, a core group of technical staff and select industry partners experienced in streaming technologies dedicated to delivering quality, tailored solutions for customers with specific streaming needs, such as IPTV and podcasting.

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization, non-recurring asset sales, and stock-based compensation. Adjusted EBITDA attempts to eliminate significant non-cash items and items that are not part of the Company's core operations. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

VitalStream, Inc., a wholly owned subsidiary of VitalStream Holdings, Inc. (OTCBB:VSTH - News), is a global provider of integrated content delivery services that enable businesses to broadcast digital media and communications to worldwide audiences via the Internet. The company provides complete solutions, including video and audio streaming, live event broadcasting, media asset management, integrated Web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, visit www.vitalstream.com.

VitalStream is a registered trademark of VitalStream, Inc. All other trademarks are property of their respective holders.

Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provision of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these statements. Forward-looking statements may include statements addressing future financial and operational results of the company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the risk that the company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services; the risks that our existing customers may cease to use our services and/or may not use our services at the projected rate; uncertainties regarding the future demand for our products and services generally despite our recent infrastructure investments, expansion into other markets and product enhancements; the risk that the trend toward increasing broadband penetration may not continue; our inability to compete or the competitive advantage of companies that compete or may compete in our markets; the possibility that our new product offerings developed independently or based upon or incorporating our partners' proprietary technology may not predictably be accepted by our customers, perform as anticipated or be available longer-term due to arrangements that may be terminable under certain circumstances; we may be unable to keep up with evolving industry standards and changing user needs; the risk that we may experience technical or security problems that injure our business or increase our operating costs; and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others are discussed in "Risk Factors," and elsewhere in the most recently filed Annual Report on Form 10-K of VitalStream Holdings, Inc., and other documents periodically filed by VitalStream Holdings, Inc. with the SEC. Such forward-looking statements speak only as of the date of this release. The company is under no obligation and expressly disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream and PlayStream are registered trademarks of VitalStream, Inc. and PlayStream, Inc, respectively. All other names and marks are property of their respective holders.

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2005 AND 2004 (Unaudited)

ASSETS	December 31, 2005 (Unaudited)	December 31, 2004 (Audited)

Current Assets:
Cash	$ 4,118,308	$10,276,322
Accounts receivable, net of allowance for doubtful accounts/credits of $454,182 and $173,644 at December 31, 2005 and 2004, respectively	3,123,006	835,200
Prepaid expenses	628,576	270,849
Other current assets	238,274	107,698

Total current assets	8,108,164	11,490,069

Fixed assets, net	7,802,278	3,409,481

Restricted cash	200,626	200,289
Goodwill	3,577,678	961,900
Other intangibles, net	167,500	55,426
Other assets	172,915	111,546

TOTAL ASSETS	$20,029,161	$16,228,711

LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,842,440	$ 1,010,238
Accrued compensation	487,604	576,125
Current portion of capital lease obligations	642,136	790,932
Current portion of line of credit obligations	2,991,621	135,072
Accrued expenses	807,719	625,843

Total current liabilities	6,771,520	3,138,210

Capital lease obligations	208,767	773,110
Line of credit obligations	743,716	996,563
Deferred rent	86,549	-

	1,039,032	1,769,673

Shareholders' equity
Common stock, par value $0.001; authorized shares, 290,000,000; issued and outstanding shares, 70,320,332 and 60,028,768 at December 31, 2005 and 2004, respectively	70,321	60,029
Additional paid-in capital	24,810,514	19,904,599
Accumulated deficit	(12,662,226)	(8,643,800)

Total shareholders' equity	12,218,609	11,320,828

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$20,029,161	$16,228,711

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND TWELVE MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004 (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Revenues	$4,672,895	$2,987,952	$15,880,080	$9,972,078

Cost of revenue	2,707,644	1,503,780	7,921,470	4,599,905

Gross Profit	1,965,251	1,484,172	7,958,610	5,372,173

Research & development	344,578	125,929	1,001,301	476,724
Sales & marketing	1,829,265	803,166	5,689,301	2,861,351
General & administrative	1,429,222	946,126	4,620,691	2,769,848
Stock based compensation	-	-	-	302,628

Operating loss	(1,637,814)	(391,049)	(3,352,683)	(1,038,378)

Other Income (Expense):
Interest expense - net	(61,503)	(60,340)	(228,654)	(461,313)
Income tax expense	-	-	(1,713)	(2,400)
Other income (expense)	(595,422)	(10,966)	(435,376)	(43,794)

Net other income (expense)	(656,925)	(71,306)	(665,743)	(507,507)

Net loss	$(2,294,739)	$(462,355)	$(4,018,426)	$(1,545,885)

Basic and diluted net loss per common share	($0.03)	($0.01)	($0.06)	($0.03)

Shares used in computing basic and diluted net loss per common share	66,535,489	60,028,768	63,970,161	47,365,785

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED EBITDA AND ADJUSTED EBITDA FOR THE THREE AND TWELVE MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Net Income (Loss)	$(2,294,739)	$(462,355)	$(4,018,426)	$(1,545,885)
Depreciation and Amortization	898,088	384,664	2,457,420	1,145,050
Interest Expense, net	61,503	60,340	228,654	461,313
Income Tax Expense	-	-	1,713	2,400

EBITDA	$(1,335,148)	$(17,351)	$(1,330,639)	$62,878

Gain on sale of customer accounts	-	-	(200,000)	-
Stock-based compensation	-	-	-	302,628

Adjusted EBITDA	$(1,335,148)	$(17,351)	$(1,530,639)	$365,506

Contact:
The Blueshirt Group
Alex Wellins, 415-217-7722
alex@blueshirtgroup.com
Jennifer Jarman, 415-217-7722
jennifer@blueshirtgroup.com